                                                       EXHIBIT 99.1
                                                               News

For Immediate Release	Contact:
October 28, 2010	Rick Honey
(212) 878-1831

MINERALS TECHNOLOGIES REPORTS THIRD QUARTER
EARNINGS PER SHARE OF $0.90
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Company Reports Operating Income of $25.0 Million on Sales of $249.8 Million
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Highlights:

•	EPS increased 70% year-over-year, excluding special items
•	Operating Income grew 76% over prior year, excluding special items
•	Operating Income was more than $75 million for nine months

NEW YORK, October 28— Minerals Technologies Inc. (NYSE: MTX) today reported third quarter diluted earnings per common share of $0.90 compared with $0.47 per share in the same period of 2009. Net income for the quarter was $16.7 million compared to the $8.9 million in the prior year.
“Our financial results for the third quarter were strong, remaining near pre-recession levels of profitability, and were in line with our expectations,” said Joseph C. Muscari, chairman and chief executive officer. “In addition, our global growth strategy for Paper PCC is gaining momentum. During the quarter, we announced an agreement to build a new satellite PCC plant in India and the expansion of another satellite plant in Thailand. More recently we announced the launch of our Fulfill™ technology platform and a commercialization agreement with a leading Asian papermaker for one of our new higher-filler technology products to produce higher quality paper at a lower cost.”

THIRD QUARTER EARNINGS
Year-Over-Year Comparisons
Third quarter worldwide sales increased 7 percent to $249.8 million from the $234.3 million recorded in the same period in 2009 as a result of volume increases in all businesses.

Foreign exchange had an unfavorable impact on sales of approximately $3.7 million or 2 percentage points. The company reported income from operations of $25.0 million for the quarter compared to $14.2 million, excluding special items, recorded in the same period of 2009. Operating income, as reported, was $12.8 million in the prior year.

Specialty Minerals Segment: PCC & Processed Minerals
Third quarter worldwide sales for the Specialty Minerals segment increased 2 percent to $166.1 million from the $162.5 million recorded in the same quarter of 2009 due to volume increases in both businesses. Income from operations increased 25 percent to $19.7 million from the $15.8 million, excluding special items, recorded in the same period in 2009.
Worldwide sales of PCC, which is used primarily in the manufacturing processes of the paper industry, declined 1 percent to $136.8 million from the $137.5 million recorded in the third quarter of 2009. Foreign exchange had an unfavorable impact on sales of approximately $2.3 million, or 2 percentage points. Processed Minerals products third quarter sales increased 17 percent to $29.3 million from the $25.0 million in the same period last year, primarily as a result of a 45-percent increase in talc sales. Processed Minerals products serve the residential, commercial construction and automotive markets.

Refractories Segment
Refractories segment sales in the third quarter of 2010 increased 17 percent to $83.7 million from $71.8 million recorded in the same period in 2009. Refractory volumes increased 17 percent from the third quarter over the prior year as a result of the improvement in the steel industry over the past year. Metallurgical products sales increased 22 percent to $18.3 million from the $15.0 million recorded in the prior year. The Refractory segment, which produces products used primarily in the steel market, recorded operating income, excluding special items, of $6.3 million compared to an operating loss of $1.1 million in the prior year.

Comparisons to Second Quarter 2010
The company's worldwide sales in the third quarter declined 2 percent to $249.8 million from $255.8 million in the second quarter. Income from operations was $25.0 million, a 9-percent decline from the $27.5 million in the second quarter.

Specialty Minerals Segment: PCC & Processed Minerals
The Specialty Minerals segment's worldwide sales in the third quarter decreased 1 percent to $166.1 million from $168.2 million in the prior quarter. Income from operations increased 4 percent to $19.7 million from $19.0 million in the second quarter, excluding special items. This increase occurred as a result of improved productivity in the PCC product line and a more favorable product mix in Processed Minerals.
Worldwide sales of PCC were $136.8 million, a 1-percent decline from the $138.4 million recorded in the prior quarter due to seasonal maintenance shutdowns in Europe.
In Processed Minerals, third quarter sales decreased 2 percent to $29.3 million from $29.8 million in the prior quarter. Volumes were down 6 percent from the second quarter of 2010 due to the seasonal nature of the construction industry and lower automobile production. The volume declines were partially offset by a more favorable product mix, primarily in the talc product line.

Refractories Segment
In the company’s Refractories segment, sales for the third quarter were $83.7 million, down 4 percent from the $87.6 million recorded in the prior quarter.
Sales of refractory products and systems declined 4 percent in the third quarter to $65.4 million from $68.3 million in the second quarter. This decline occurred as a result of a softening in the North American steel industry and some discrete shutdowns in steel mills where the company provides its services. Sales in the metallurgical product line decreased 5 percent sequentially to $18.3 million from $19.3 million in the previous quarter due to reduced demand for flat-rolled products. Operating income declined 34 percent to $6.3 million from $9.6 million in the prior quarter, excluding special items. This decline was due to lower volumes and higher raw material costs.

Nine Months Results
The company recorded net income of $51.0 million for the first nine months compared to a loss of $27.9 million for the same period in the prior year. Earnings per share for the nine months was $2.72 compared to a loss per share of $1.49 for the first nine months of 2009. Excluding special items, earnings per share were $2.73 as compared with $0.93 per share in the prior year.
Minerals Technologies’ worldwide sales for the first nine months of 2010 increased 17 percent to $759.0 million from $651.1 million in the same period last year. Foreign exchange had a favorable impact on sales of $8.4 million or 1 percentage point of growth. Operating income, excluding special items, for the nine months increased 178 percent to $76.4 million compared to $27.5 million recorded in the prior year. The company reported an operating loss in the prior year of $21.5 million due to impairment and restructuring charges.
Worldwide sales for the Specialty Minerals segment for the nine months increased 11 percent to $506.4 million from the $458.1 million recorded in the same quarter of 2009 due to volume increases in both businesses. Income from operations, excluding special items, increased 48 percent to $57.9 million from the $39.1 million recorded in the same period in 2009.
Refractories segment sales for the nine months increased 31 percent to $252.6 million from $193.0 million recorded in the same period in 2009. The Refractory segment recorded operating income, excluding special items, of $21.8 million compared to an operating loss of $10.2 million in the prior year.
 “Our performance for the first three quarters of 2010 reflects the changes we made in 2009 to reduce costs and improve productivity, as well as improvement in the overall economy. As a result we have been able to triple our operating income in the first nine months of 2010. We are now a much stronger operating company.” said Mr. Muscari. “Looking ahead, there remains some uncertainty in the economy, but our balance sheet remains strong and our global competitiveness in our core Paper PCC business is expanding. We’re looking forward to creating additional opportunities for future growth.”
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Minerals Technologies has scheduled an analyst conference call for Friday, October 29, 2010 at 11:00 a.m. to discuss operating results for the third quarter. The conference call will be broadcast over the company’s website, www.mineralstech.com.
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This press release may contain forward-looking statements, which describe or are based on current expectations; in particular, statements of anticipated changes in the business environment in which the company operates and in the company’s future operating results. Actual results may differ materially from these expectations. In addition, any statements that are not historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates,” and similar expressions) should also be considered to be forward-looking statements.  The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the risk factors and other cautionary statements in our 2009 Annual Report on Form 10-K and in our other reports filed with the Securities and Exchange Commission.

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CONSOLIDATED STATEMENTS OF OPERATIONS
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(in thousands, except per share data)
(unaudited)

	Quarter Ended			% Growth		Nine Months Ended		% Growth
	Oct 3,	July 4,	Sept 27,	Prior	Prior	Oct 3,	Sept 27,	Prior
	2010	2010	2009	Qtr.	Year	2010	2009	Year

Net sales	$249,812	$255,770	$234,256	(2)%	7%	$759,039	$651,113	17%

Cost of goods sold	197,634	200,725	190,266	(2)%	4%	600,448	541,473	11%

Production margin	52,178	55,045	43,990	(5)%	19%	158,591	109,640	45%

Marketing and administrative expenses	22,587	22,592	24,583	(0)%	(8)%	67,519	67,720	(0)%
Research and development expenses	4,635	4,928	5,147	(6)%	(10)%	14,687	14,372	2%
Impairment of assets	0	0	0	*	*	0	37,516	*
Restructuring and other charges	0	13	1,443	(100)%	(100)%	865	11,545	(93)%
Income (loss) from operations	24,956	27,512	12,817	(9)%	95%	75,520	(21,513)	*

Non-operating income (deductions) - net	(177)	535	(709)	*	(75)%	309	(4,499)	*

Income (loss) from continuing operations, before tax	24,779	28,047	12,108	(12)%	105%	75,829	(26,012)	*

Provision (benefit) for taxes on income (loss)	7,310	8,414	2,574	(13)%	184%	22,625	(4,106)	*

Income (loss) from continuing operations, net of tax	17,469	19,633	9,534	(11)%	83%	53,204	(21,906)	*

Income (loss) from discontinued operations, net of tax	0	0	279	*	*	0	(3,333)	*

Consolidated net income (loss)	17,469	19,633	9,813	(11)%	78%	53,204	(25,239)	*

Less: Net income attributable to non-controlling interests	767	674	913	14%	(16)%	2,174	2,611	(17)%

Net Income (loss) attributable to Minerals Technologies Inc. (MTI)	$16,702	$18,959	$8,900	(12)%	88%	$51,030	$(27,850)	*

Weighted average number of common shares outstanding:

Basic	18,536	18,700	18,730			18,669	18,720

Diluted	18,600	18,749	18,786			18,729	18,720

Earnings per share:

Basic:
Income (loss) from continuing operations attributable to MTI	$0.90	$1.01	$0.46	(11)%	96%	$2.73	$(1.31)	*
Loss from discontinued operations attributable to MTI	0.00	0.00	0.01	*	*	0.00	(0.18)	*
Net income (loss) attributable to MTI common shareholders	$0.90	$1.01	$0.47	(11)%	91%	$2.73	$(1.49)	*

Diluted:
Income (loss) from continuing operations attributable to MTI	$0.90	$1.01	$0.46	(11)%	96%	$2.72	$(1.31)	*
Income (loss) from discontinued operations attributable to MTI	0.00	0.00	0.01	*	*	0.00	(0.18)	*
Net income (loss) attributable to MTI common shareholders	$0.90	$1.01	$0.47	(11)%	91%	$2.72	$(1.49)	*

Cash dividends declared per common share	$0.05	$0.05	$0.05			$0.15	$0.15

* Percentage not meaningful

	MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
	NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS

1)
For comparative purposes, the quarterly periods ended Oct 3, 2010, July 4, 2010, and Sept 27, 2009 consisted of 91 days. The nine month periods ended October 3, 2010 and September 27, 2009 consisted of 276 days and 270 days each, respectively.

2)
In the fourth quarter of 2008, as a result of the worldwide economic downturn, the Company initiated an additional restructuring program primarily consisting of severance and other related costs. The reduction in force represented approximately 340 employees and reflected both permanent reductions and temporary layoffs. The restructuring charges recorded were as follows (millions of dollars):

	2008 Restructuring Program	Quarter Ended			Nine Months Ended
		Oct 3,	July 4,	Sept 27,	Oct 3,	Sept 27,
		2010	2010	2009	2010	2009
	Restructuring and other costs
	Severance and other employee benefits	$0.0	$0.0	$(0.2)	$0.0	$0.8
	Other exit costs	0.0	0.0	0.0	0.0	0.1
		$0.0	$0.0	$(0.2)	$0.0	$0.9

During the second quarter of 2009, as a result of the continuation of the severe downturn in the worldwide steel industry, the Company initiated a restructuring program, primarily in the Refractories Segment,  to improve efficiencies through consolidation of manufacturing operations and reduction of costs.  This realignment was put in place to better position ourselves strategically for improved profitability when the economy recovers. As part of this program, the Company consolidated its Old Bridge, New Jersey, operation into Bryan, Ohio, and Baton Rouge, Louisiana, in order to improve operational efficiencies and reduce logistics for key raw materials; rationalized its North American specialty shapes product line; rationalized some of its European operations; recorded further impairment charges of its Asian refractory operations as a result of  continued difficulties in market penetration as well as consolidated its Asian operations and is actively seeking a regional alliance to aid in marketing its high value products; recognized impairment charges for refractory  application equipment in North America and Europe due to customer underutilized assets under depressed volume conditions; recorded an impairment of assets charge for the Company's PCC facility in Millinocket, Maine and recorded a restructuring charge reflecting the severance costs related to plant consolidations as well as streamlining the management structure to operate more efficiently.

	The impairment charges recorded in association with this program for the nine month period ended September 27, 2009 were as follows:
		Sept 27,
	Impairment of assets:	2009
	Americas Refractories:	$9.5
	Europe Refractories:	11.5
	Asia Refractories:	10.0
	North America Paper PCC:	6.5
	Total Impairment of assets charge	$37.5

	Included in impairment of assets charge for Europe refractories was a $6.0 million charge for certain intangible assets from the 2006 acquisition of a business in Turkey.

The Company also recorded impairment charges of $5.6 million in discontinued operations (see Note 5) to reflect the lower market value of its Mt. Vernon, Indiana, operations and recorded currency translation losses of $2.3 million realized upon liquidation of its facility in  Gomez Palacio, Mexico (see Note 6).

	The restructuring charges recorded in association with this program are as follows (millions of dollars):

	2009 Restructuring Program	Quarter Ended			Nine Months Ended
		Oct 3,	July 4,	Sept 27,	Oct 3,	Sept 27,
		2010	2010	2009	2010	2009
	Restructuring and other costs
	Severance and other employee benefits	$0.0	$0.5	$1.2	$0.6	$9.6
	Pension settlement costs	0.0	0.0	0.5	0.0	0.5
	Other exit costs	0.0	(0.5)	0.0	(0.5)	0.5
		$0.0	$0.0	$1.7	$0.1	$10.6

	Other exit costs represent early lease termination costs associated with announced closures in 2010 of our satellite facilities in Franklin, Virginia, and Plymouth, North Carolina.

	Other Exit Costs	Quarter Ended			Nine Months Ended
		Oct 3,	July 4,	Sept 27,	Oct 3,	Sept 27,
		2010	2010	2009	2010	2009
	Other exit costs	$0.0	$0.0	$0.0	$0.8	$0.0
		$0.0	$0.0	$0.0	$0.8	$0.0

3)
To supplement the Company's consolidated financial statements presented in accordance with GAAP, the following is a presentation of the Company's non-GAAP income (loss), excluding special items, for the quarterly periods ended October 3, 2010, July 4, 2010 and September 27, 2009 and the nine month periods ended October 3, 2010 and September 27, 2009  and a reconciliation to net income (loss) for such periods.  The Company's management believes these non-GAAP measures provide meaningful supplemental information regarding its performance as inclusion of such special items are not indicative of the ongoing operating results and thereby affect the comparability  of results between periods.  The Company feels inclusion of these non-GAAP measures also provides consistency in its financial reporting and facilitates investors' understanding of historic operating trends.

	(millions of dollars)	Quarter Ended			Nine Months Ended
		Oct 3,	July 4,	Sept 27,	Oct 3,	Sept 27,
		2010	2010	2009	2010	2009
	Net Income attributable to MTI, as reported	$16.7	$19.0	$8.9	$51.0	$(27.9)

	Special items:
	Impairment of assets	0.0	0.0	0.0	0.0	43.1
	Restructuring and other costs	0.0	0.0	1.4	0.9	11.5
	Currency translation losses upon liquidation of foreign entity	0.0	0.0	0.0	0.0	2.3
	Gain on sale of previously impaired assets	0.0	(0.2)	0.0	(0.2))	0.0
	Settlement related to customer contract termination	0.0	(0.8)	0.0	(0.8))	0.0

	Related tax effects on special items	0.0	0.4	(0.4)	0.1	(11.7)

	Net income attributable to MTI, excluding special items	$16.7	$18.4	$9.9	$51.0	$17.4

	Basic earnings per share, excluding special items	$0.90	$0.98	$0.53	$2.73	$0.93
	Diluted earnings per share, excluding special items	$0.90	$0.98	$0.53	$2.73	$0.93

4)
Free cash flow is defined as cash flow from operations less capital expenditures. The following is a presentation of the Company's non-GAAP free cash flow for the quarterly periods ended October 3, 2010, July 4, 2010  and September 27, 2009  and the nine month periods ended October 3, 2010 and September 27, 2009 and a reconciliation to cash flow from operations for such periods.  The Company's management believes this non-GAAP measure provides meaningful supplemental information as management uses this measure to evaluate the Company's ability to maintain capital assets, satisfy current and future obligations, repurchase stock, pay dividends and fund future business opportunities.  Free cash flow is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure.  The Company's definition of free cash flow may not be comparable to similarly titled measures reported by other companies.

	(millions of dollars)	Quarter Ended			Nine Months Ended
		Oct 3,	July 4,	Sept 27,	Oct 3,	Sept 27,
		2010	2010	2009	2010	2009
	Cash flow from operations	$32.6	$42.3	$53.7	$108.1	$116.5
	Capital expenditures	8.1	7.7	7.8	24.1	17.2
	Free cash flow	$24.5	$34.6	$45.9	$84.0	$99.3

The decrease in free cash flow in the third quarter 2010 when compared to second quarter 2010 and third quarter 2009 primarily relates to the effects of net changes in working capital. Working capital decreased cash flows by approximately $7 million compared to the second quarter 2010. Days working capital increased from 54 days to 57 days during this quarterly period, primarily due to increases in inventories. Working capital decreased cash flows by approximately $19 million compared to the third quarter 2009. However, days working capital decreased by 11 days to 57 days in the third quarter 2010  from 68 days in the third quarter of 2009.

5)
During the fourth quarter of 2007, the Company exited its Synsil® Products product  line and reclassified such operations as discontinued.  In addition,  the Company reclassified to discontinued operations its two Midwest plants located in Mt. Vernon, Indiana, and Wellsville, Ohio.  In 2008, the Company sold its Synsil Plants and its operations at Wellsville, Ohio. In the fourth quarter of 2009, the Company sold its facility at Mt. Vernon, Indiana.

	The following table details selected financial information for the businesses included within discontinued operations in the Consolidated Statements of Operations (millions of dollars):

		Quarter Ended			Nine Months Ended
		Oct 3,	July 4,	Sept 27,	Oct 3,	Sept 27,
		2010	2010	2009	2010	2009

	Net sales	$0.0	$0.0	$5.8	$0.0	$13.6

	Production margin	0.0	0.0	0.7	0.0	1.0
	Total expenses	0.0	0.0	0.2		0.6
	Impairment of assets	0.0	0.0	0.0	0.0	5.6

	Income (loss) from operations	0.0	0.0	0.5	0.0	(5.2)

	Provision (benefit) for taxes on income	0.0	0.0	0.2	0.0	(1.9)

	Income (loss) from discontinued operations, net of tax	$0.0	$0.0	$0.3	$0.0	$(3.3)

6)	The following table reflects the components of non-operating income and deductions (millions of dollars):

		Quarter Ended			Nine Months Ended
		Oct 3,	July 4,	Sept 27,	Oct 3,	Sept 27,
		2010	2010	2009	2010	2009
	Interest income	$0.7	$0.6	$0.6	$1.8	$2.1
	Interest expense	(0.9)	(0.7)	(0.9)	(2.4)	(2.7)
	Foreign exchange gains (losses)	0.1	(0.4)	(0.1)	0.5	(1.3)
	Currency translation loss upon liquidation of foreign entity	0.0	0.0	0.0	0.0	(2.3)
	Gain on sale of previously impaired assets	0.0	0.2	0.0	0.2	0.0
	Settlement related to customer contract termination	0.0	0.8	0.0	0.8	0.0
	Other deductions	(0.1)	0.0	(0.3	(0.6)	(0.3)
	Non-operating income (deductions), net	$(0.2)$	0.5	$(0.7)	$0.3	$(4.5)

SUPPLEMENTARY DATA
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(millions of dollars)
(unaudited)

	Quarter Ended			% Growth		Nine Months Ended		% Growth
SALES DATA	Oct 3,	July 4,	Sept 27,			Oct 3,	Sept 27,
	2010	2010	2009	Prior Qtr	Prior Year	2010	2009	Prior Year

United States	$135.1	$138.6	$126.3	(3)%	7%	$410.2	$349.1	18%
International	114.7	117.2	108.0	(2)%	6%	348.8	302.0	15%
Net Sales	$249.8	$255.8	$234.3	(2)%	7%	$759.0	$651.1	17%

Paper PCC	$121.7	$123.2	$124.1	(1)%	(2)%	$375.6	$352.3	7%
Specialty PCC	15.1	15.2	13.4	(1)%	13%	44.7	36.1	24%
PCC Products	$136.8	$138.4	$137.5	(1)%	(1)%	$420.3	$388.4	8%

Talc	$12.5	$11.4	$8.6	10%	45%	$34.1	$23.0	48%
Ground Calcium Carbonate	16.8	18.4	16.4	(9)%	2%	52.0	46.7	11%
Processed Minerals Products	$29.3	$29.8	$25.0	(2)%	17%	$86.1	$69.7	24%

Specialty Minerals Segment	$166.1	$168.2	$162.5	(1)%	2%	$506.4	$458.1	11%

Refractory products	$65.4	$68.3	$56.8	(4)%	15%	$196.2	$156.9	25%
Metallurgical Products	18.3	19.3	15.0	(5)%	22%	56.4	36.1	56%
Refractories Segment	$83.7	$87.6	$71.8	(4)%	17%	$252.6	$193.0	31%

Net Sales	$249.8	$255.8	$234.3	(2)%	7%	$759.0	$651.1	17%

SEGMENT OPERATING INCOME (LOSS) DATA

Specialty Minerals Segment	$19.7	$19.3	$14.2	2%	39%	$57.4	$28.3	103%

Refractories Segment	$6.3	$9.3	$(0.9)	(32)%	*	$21.4	$(48.5)	*

Unallocated Corporate Expenses	$(1.0)	$(1.1)	$(0.5)	(9)%	100%	$(3.3)	$(1.4)	136%

Consolidated	$25.0	$27.5	$12.8	(9)%	95%	$75.5	$(21.6)	*

SEGMENT RESTRUCTURING and
IMPAIRMENT COSTS

Specialty Minerals Segment	$0.0	$(0.3)	$1.6	*	*	$0.5	$10.8	(95)%

Refractories Segment	$0.0	$0.3	$(0.2)	*	*	$0.4	$38.3	(99)%

Consolidated	$0.0	$0.0	$1.4	*	*	$0.9	$49.1	(98)%

To supplement the Company's consolidated financial statements presented in accordance with GAAP, the following is a presentation of the Company's non-GAAP operating income, excluding special items (the restructuring and impairment costs set forth in the above table), for the three-month periods ended October 3, 2010, July 4, 2010 and September 27, 2009, and the nine-month periods ended October 3, 2010 and September 27, 2009, constituting a reconciliation to GAAP operating income set forth above. The Company's management believe these non-GAAP measures provide meaningful supplemental information regarding its performance as inclusion of such special items are not indicative of ongoing operating results and thereby affect the comparability of results between periods. The Company feels inclusion of these non-GAAP measures also provides consistency in its financial reporting and facilitates investors' understanding of historic operating trends.

	Quarter Ended			% Growth		Nine Months Ended		% Growth
SEGMENT OPERATING INCOME,	Oct 3,	July 4,	Sept 27,			Oct 3,	Sept 27,
EXCLUDING SPECIAL ITEMS	2010	2010	2009	Prior Qtr.	Prior Year	2010	2009	Prior Year

Specialty Minerals Segment	$19.7	$19.0	$15.8	4%	25%	$57.9	$39.1	48%

Refractories Segment	$6.3	$9.6	$(1.1)	(34)%	*	$21.8	$(10.2)	*

Unallocated Corporate Expenses	$(1.0)	$(1.1)	$(0.5)	(9)%	100%	$(3.3)	$(1.4)	136%

Consolidated	$25.0	$27.5	$14.2	(9)%	76%	$76.4	$27.5	178%

* Percentage not meaningful

MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

(In Thousands of Dollars)
	October 3,		December 31,
	2010	*	2009	**

Current assets:
Cash & cash equivalents	$361,893		$310,946
Short-term investments	13,737		8,940
Accounts receivable, net	187,409		173,665
Inventories	90,639		82,483
Prepaid expenses and other current assets	27,239		24,679
Total current assets	680,917		600,713

Property, plant and equipment	1,239,124		1,223,710
Less accumulated depreciation	900,813		864,332
Net property, plant & equipment	338,311		359,378

Goodwill	68,333		68,101
Other assets and deferred charges	36,650		43,946

Total assets	$1,124,211		$1,072,138

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Short-term debt	$4,364		$6,892
Current maturities of long-term debt	0		4,600
Accounts payable	91,799		74,513
Restructuring liabilities	3,758		8,282
Other current liabilities	59,216		58,627
Total current liabilities	159,137		152,914

Long-term debt	92,621		92,621
Other non-current liabilities	85,663		78,860
Total liabilities	337,421		324,395

Total MTI shareholders' equity	760,049		724,161
Non-controlling Interest	26,741		23,582
Total shareholders' equity	786,790		747,743

Total liabilities and shareholders' equity	$1,124,211		$1,072,138

* Unaudited
** Condensed from audited financial statements.